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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Security Capital U.S. Realty
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   (Last)                           (First)             (Middle)

69 route d'Esch
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                                    (Street)

L-1470 Luxembourg
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Regency Realty Corporation/REG

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

6/98
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5. If Amendment, Date of Original (Month/Year)

6/98
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                      6/29/97        P               435,777*    A      $22.125   11,720,216     I         By Security
                                                                                                                       Capital
                                                                                                                       Holdings S.A
                                                                                                                       (a wholly
                                                                                                                       owned sub-
                                                                                                                       sidiary)
-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

* The transaction is more fully described in the Amendment No. 7 to Schedule 13D to be filed by Security Capital U.S. Realty and Security Capital Holdings S.A.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                       9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
                 2.                                                                                    Deriv-    of
                 Conver-                    5.                              7.                         ative     Deriv-   11.
                 sion                       Number of                       Title and Amount           Secur-    ative    Nature
                 of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Right to         $22.125  6/29/97  C         435,777  D   varies   varies   Common    435,777  n/a      0        I      By Security
Purchase*                                                                   Stock                                       Captial
                                                                                                                        Holdings S.A
                                                                                                                        (a wholly
                                                                                                                        owned sub-
                                                                                                                        sidiary)
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=================================================================================================================================

Explanation of Responses:

* The transaction is more fully described in the Amendment No. 7 to Schedule 13D to be filed by Security Capital U.S. Realty and Security Capital Holdings S.A.


/s/   Ariel Amir                                              July 2, 1998
---------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date


                                  Page 2 of 2